Exhibit 99.1

Discovery Labs Restructures Loan Arrangement with Quintiles

Warrington, PA - October 26, 2006, -- Discovery Laboratories, Inc. (Nasdaq:DSCO), today announced the restructuring of its $8.5 million loan with PharmaBio Development, Inc., the strategic partnering group of Quintiles Transnational Corp. (Quintiles). Payment of the $8.5 million loan principal that was originally due December 31, 2006, has now been extended as a lump sum payment due on April 30, 2010.

John G. Cooper, Executive Vice President and Chief Financial Officer of Discovery commented, “Restructuring this arrangement to long-term status is a key component of our current financial strategy. Having this capital available allows us to further progress our key Surfactant Replacement Therapy pipeline programs, specifically Surfaxin® and Aerosurf™. Importantly, restructuring this obligation better positions us as we evaluate strategic alternatives intended to enhance the future growth of the Company.”

The restructured loan provides that, in addition to the extended principal payment term, interest payments that were previously paid quarterly will now accrue annually and are payable at the loan’s maturing in April 2010. Additionally, the loan’s interest rate has been reduced and Discovery may repay the loan, in whole or in part, at any time.

In connection with the restructuring, Discovery enhanced the loan’s collateral pledge and issued a warrant to PharmaBio to purchase up to 1.5 million shares of Discovery common stock at an exercise price of $3.58 per share. PharmaBio may exercise the warrant for cash or a reduction of the then outstanding loan balance. The term of the warrant is 7 years. In connection with the issuance of the warrant, Discovery expects to recognize deferred financing costs as an intangible asset of approximately $1.9 million, to be amortized to interest expense ratably over the extended term of the loan.

Additional information regarding the loan restructuring is contained on a Current Report on Form 8-K to be filed by Discovery with the Securities and Exchange Commission.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery’s technology produces a precision-engineered surfactant that is designed to mimic the essential properties of natural human lung surfactant. Discovery believes that its proprietary SRT pipeline has the potential to advance respiratory medicine and address a variety of respiratory diseases affecting premature infants, children and adults.

Discovery’s lead product candidate, Surfaxin, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin® is also being developed to address Bronchopulmonary Dysplasia in premature infants. Aerosurf™, Discovery’s aerosolized SRT, is being developed initially to treat premature infants suffering from respiratory disorders and is intended to obviate the need for intubation and conventional mechanical ventilation. Discovery’s SRT pipeline also includes programs addressing Acute Lung Injury, Acute Respiratory Failure, Cystic Fibrosis, Acute Respiratory Distress Syndrome, and other respiratory conditions. For more information, please visit our corporate website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of Discovery’s product development, events conditioned on stockholder or other approval, or otherwise as to future events, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect Discovery’s actual results and could cause results to differ from those contained in these forward-looking statements are the risk that financial conditions may change, risks relating to the progress of Discovery’s research and development, the risk that Discovery will not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for aerosol and Surfactant Replacement Therapies), the risk that Discovery will not be able to develop or otherwise provide for a successful sales and marketing organization in a timely manner, if at all, the risk that approval by the FDA or other health regulatory authorities of any applications filed by Discovery may be withheld, delayed and/or limited by indications or other label limitations, the risk that any such regulatory authority will not approve the marketing and sale of a drug product even after acceptance of an application filed by Discovery for any such drug product, risks that the Chemistry, Manufacturing and Controls (CMC) section of  Discovery’s New Drug Application will not satisfy the FDA, risk in the FDA or other regulatory agency review process generally, risks relating to the ability of Discovery or Discovery’s third party contract manufacturers and development partners to manufacture or provide Discovery with adequate supplies of drug substance, drug products and expertise for completion of any of Discovery’s clinical studies, risks relating to drug manufacturing by Discovery, risks relating to the integration of manufacturing operations into Discovery’s existing operations, other risks relating to the lack of adequate supplies of drug substance and drug product for completion of any of Discovery’s clinical studies, risks relating to the ability of Discovery and its collaborators to develop, manufacture and successfully commercialize products that combine Discovery’s drug products with innovative aerosolization technologies, risks relating to the significant, time-consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval for any products that we may develop independently or in connection with Discovery’s collaboration arrangements, and risks relating to the development of competing therapies and/or technologies by other companies. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Those associated risks and others are further described in Discovery’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:

Lisa Caperelli, Investor Relations
215-488-9413